Exhibit 3.19

Merger Agreement

ISRON CORPORATION (“ISRON”) located in Shin-Osaka MT Building Number 2, 3-5-36, Miyahara, Yodogawa-ku, Osaka-shi and MagnaChip Semiconductor Inc (“MagnaChip”) located Teikoku Hotel Tower 15F, 1-1-1, Uchisaiwai-cho, Chiyoda-ku Tokyo hereby enter into this Merger Agreement (the “Merger Agreement”) as follows:

Article 1 (Merger Method)

ISRON will merge with MagnaChip (the “Merger”) and will continue to exist following the Merger. MangaChip will be dissolved by the Merger.

Article 2 (Amendment of Articles of Incorporation)

ISRON will change its Articles of Incorporation at the time of the Merger as follows:

(i) Article 1

“Article 1 The name of the Company shall be MagnaChip Semiconductor Kabushiki Kaisha. In the English language it shall be known as MagnaChip Semiconductor Inc.”

(ii) Article 2

“Article 2 The purposes of the Company shall be as follows:

1. Development, design, sales, marketing, import and export of semiconductors, integrated circuits and related manufactured goods;

2. Contractor business and technical assistance of development and design of Semiconductors, integrated circuits and related manufactured goods;

3. Development, design and sales of electronic circuits;

4. Development, design and sales of software; and

5. All business incidental to and necessary to perform any of the foregoing items.”

(iii) Article 5

“Article5 The Total number of shares authorized to be issued by the Company shall be ninety four thousand (94,000) shares.”

(iv) Article 7

“Article 7 The share certificates issued by the Company shall be in one of the following eight denominations; one (1) share, ten (10) shares, one hundred (100) shares, one thousand (1,000) shares, ten thousand (10,000) shares, one hundred thousand (100,000) shares, one million (1,000,000) shares and ten million (10,000,000) shares. However, if necessary, certificates may be issued in other denominations by a resolution of the Board of Directors.”

Article 3 (Issuance and Allocation of New Shares at the Time of the Merger)

ISRON will issue fifteen thousand five hundred (15,500) common shares and allocate one (1) share of ISRON per one thousand shares (1,000) of MagnaChip to the shareholder(s) who is (are) registered on the shareholder registry of MagnaChip (including register of substantive shareholders) on the day immediately preceding the Merger Date defined in Article 5.

Article	4 (Increasing Amount of Capital and Capital Reserve)

The amount of capital, capital reserve, earned reserve and other reserved funds which will increase at the time of the Merger are follows:

(i)	Capital	0 yen
(ii)	Capital Reserve	563,155,000 yen
(iii)	Earned Reserve	0 yen
(iv)	Other Reserve	0 yen

Article 5 (Merger Date)

The Merger date will be February 4, 2006 (the “Merger Date”). However, if necessary, the Merger Date may be changed by mutual consent of ISRON and MagnaChip.

Article 6 (Shareholders Consent regarding the Merger Agreement)

Each of ISRON and MagnaChip will send a draft consent to its respective shareholder(s) on December 21, 2005, requesting the shareholder(s) to approve the Merger Agreement and each will obtain the necessary consent. If necessary, the date of the consents may be changed by mutual consent of ISRON and MagnaChip.

Article 7 (MagnaChip Rights and Liabilities Assumed by ISRON)

MagnaChip will transfer to ISRON all assets, debts, rights and liabilities calculated based on the balance sheets and related financial statements as of September 2005, including any changes up to the Merger Date.

Article 8 (Fiduciary Duty)

Each of ISRON and MagnaChip has a fiduciary duty to operate the business using the care of a reasonable manager, and, other than in the ordinary course, may not change its business and assets without consent of the other party hereto, from the date of this agreement until the Merger Date.

Article 9 (Directors Who Will be Appointed at the Time of the Merger)

The persons below will be appointed as Directors, effective as of the time of the Merger, with the term of such appointment to expire with the terms of the current directors.

Director: Lee Isao

    Kim Hak Sung

Article 10 (Amendment and Termination of the Merger Agreement)

Upon the mutual agreement of the parties hereto, this Merger Agreement may be amended after due consultation or terminated if assets or managing condition of either ISRON or MagnaChip changes fundamentally by force majeure, such as an act of god.

Article 11 (Expiration of the Merger Agreement)

In the event that either ISRON or MagnaChip cannot obtain a necessary shareholder(s) or governmental approval to effect the Merger, this Agreement shall expire.

Article 12 (Subject of Discussion)

Items which are necessary for the Merger which are not provided for herein will be decided by due consideration of ISRON and MagnaChip.

ISRON and MagnaChip hereby evidence the execution of this Merger Agreement by affixing their respective corporate seals to two (2) originals of the Merger Agreement, with each party to keep one (1) original.

December 21, 2005

ISRON CORPORATION

Shin-Osaka MT Building Number 2, 3-5-36, Miyahara, Yodogawa-ku, Osakashi

(Joint) Representative Director
Imamura Yoshio (Sealed)

(Joint) Representative Director
Robert Krakauer (Sealed)

MagnaChip Semiconductor Inc.

Teikoku Hotel Tower 15F, 1-1-1, Uchisaiwai-cho, Chiyoda-ku, Tokyo

Representative Director
Lee Isao (Sealed)

Amendment Agreement

ISRON CORPORATION (“ISRON”) located in Shin-Osaka MT Building Number 2, 3-5-36, Miyahara, Yodogawa-ku, Osaka-shi and MagnaChip Semiconductor Inc (“MagnaChip”) located Teikoku Hotel Tower 15F, 1-1-1, Uchisaiwai-cho, Chiyoda-ku Tokyo hereby enter into this Amendment Agreement to amend the Merger Agreement dated December 21, 2005 as follows:

Before the amendment

Article 5 (Merger Date)

The Merger date will be February 4, 2006 (the “Merger Date”). However, if necessary, the Merger Date may be changed by mutual consent of ISRON and MagnaChip.

After the amendment

Article 5 (Merger Date)

The Merger date will be February 27, 2006 (the “Merger Date”). However, if necessary, the Merger Date may be changed by mutual consent of ISRON and MagnaChip.

February 22, 2006

ISRON CORPORATION

Shin-Osaka MT Building Number 2, 3-5-36, Miyahara, Yodogawa-ku, Osaka-shi

(Joint) Representative Director
Imamura Yoshio	(Sealed)

(Joint) Representative Director
Robert Krakauer	(Sealed)

MAGNACHIP SEMICONDUCTOR INC.

Teikoku Hotel Tower 15F, 1-1-1, Uchisaiwai-cho, Chiyoda-ku, Tokyo

Representative Director
Lee Isao	(Sealed)

[TRANSLATION]

ARTICLES OF INCORPORARION

OF

MagnaChip Semiconductor Inc.

(Formerly Known as ISRON CORPORATION)

Original: June 28, 2000

Amended: February 28, 2002

Amended: February 28, 2003

Amended: August 31, 2004

Amended: June 15, 2005

Amended: February 27, 2006

[Translation]

ARTICLES OF INCORPORATION

OF

MagnaChip Semiconductor Inc.

(Formerly known as ISRON CORPORATION)

CHAPTER I. GENERAL PROVISIONS

Article 1. Corporate Name

The name of the Company shall be MagnaChip Semiconductor Kabushiki Kaisha. In the English language it shall be known as MagnaChip Semiconductor Inc.

Article 2. Location of Head Office

The Company shall have its head office in Osaka-city.

Article 3. Purposes

The purposes of the Company shall be as follows:

1. Development, design, sales, marketing, import and export of semiconductors, integrated circuits and related manufactured goods;

2. Contractor business and technical assistance of development and design of Semiconductors, integrated circuits and related manufactured goods;

3. Development, design and sales of electronic circuits;

4. Development, design and sales of software and

5. All business incidental to and necessary to perform any of the foregoing items

Article 4. Method of Public Notice

Public Notices of the Company shall be published in the Official Gazette.

CHAPTER II. SHARES

Article 5. Numbers of Shares to be Issued

The Total number of shares authorized to be issued by the Company shall be ninety four thousand (94,000) shares.

Article 6. Fraction Less Than One Share

Any fraction less than one share of the Company shall not be registered in the fractional share register as a fraction share.

Article 7. Types of Share Certificates

Share certificates issued by the Company shall be in one of the following eight denominations: one (1) share, ten (10) shares, one hundred (100) shares, one thousand (1,000) shares, ten thousand (10,000) shares, one hundred thousand (100,000) shares, one million (1,000,000) shares or ten million (10,000,000) shares. However, if necessary, certificates may be issued in other denominations as approved by a resolution of the Board of Directors.

Article 8. Record Date

1.	The shareholders of the Company who are permitted to exercise their rights at an ordinary general meeting of shareholders concerning each fiscal year shall be those shareholders registered on the Register of Shareholders as of the end of the same fiscal year.

2.	In addition to the preceding paragraph, whenever necessary, the Company may, by giving prior public notice, temporarily fix a record date, by the resolution of the Board of Directors.

Article 9. Share Handling Regulations

The procedures for registration of transfer of shares and any other proceedings concerning share handling and related fees shall be governed by Share Handling Regulations adopted by resolution of the Board of Directors.

CHAPTER III. GENERAL MEETING OF SHAREHOLDERS

Article 10. Holding of General Meeting of Shareholders

1.	An ordinary general meeting of Shareholders shall be held in February of each year.

2.	In addition to the preceding paragraph, an extraordinary general meeting of Shareholders shall be held whenever necessary.

Article 11. Chairman of General Meetings

The President shall act as a chairman at a general meeting of shareholders. When the President is unable to act as a chairman, one of the other directors, in accordance with the order previously determined by a resolution of the Board of Directors, shall act as the chairman.

Article 12. Requirements for Ordinary Resolution

Except as otherwise provided for by applicable laws or ordinances or this Articles, resolutions of the general meeting of shareholders shall be adopted by a majority of votes of shareholders present at the meeting.

Article 13. Exercise of Voting Rights by a Proxy

1.	A shareholder may exercise his vote by proxy given to another shareholder, who has the right to vote.

2.	The proxy of the preceding paragraph shall submit to the Company a document evidencing power of representation at each general meeting of shareholders.

CHAPTER IV. DIRECTORS AND BOARD OF DIRECTORS

Article 14. Number of Directors

There shall be no less than three (3) directors of the Company.

Article 15. Election of Directors

1.	In case of the election of directors, shareholders representing not less than one third (1/3) of the number of voting rights of all shareholders shall attend the meeting, and the resolutions of the general meeting of shareholders shall be adopted by a majority of votes of shareholders present at the meeting.

2.	The election of directors shall not be based on cumulative voting.

Article 16. Term of Office of Directors

1.	The terms of office of directors shall expire upon the conclusion of the ordinary general meeting of shareholders for the last fiscal year ending within two (2) years after their assumption of office.

2.	The term of office of a director elected as a replacement director or due to increase of directors shall expire when the terms of office of the other directors expire.

Article 17. Notice of the Meeting of the Board of Directors

A notice of a meeting of the Board of Directors shall be dispatched to each director at least one (1) week prior to the date of such meeting, provided, however, that the period of notice may he shortened in the case of an emergency.

Article 18. Directors with Managing Position and Representative Directors

1.	The Board of Directors may, pursuant to a resolution, elect one Chairman and one President, one or more Vice Presidents, senior managing directors and managing directors, among the directors.

2.	The Board of Directors shall, pursuant to a resolution, elect one or more directors to represent the Company.

Article 19. Remuneration for Directors

Remuneration for directors shall be determined by the resolution of a general meeting of shareholders.

CHAPTER V. AUDITORS

Article 20. Number of Auditors

The Company shall have one (1) or more auditors.

Article 21. Election of Auditor

In case of the election of auditor, shareholders representing not less than one third (1/3) of the number of voting rights of all shareholders shall attend the meeting, and the resolutions of the general meeting of shareholders shall be adopted by a majority of votes of shareholders present at the meeting.

Article 22. Term of Office of Auditor

1.	The term of office of an auditor shall expire upon the conclusion of the ordinary general meeting of shareholders for the last fiscal year ending within four (4) years after his assumption of office.

2.	The term of office of an auditor elected as a replacement auditor shall expire when the terms of office of the auditor he is replacing would have expired.

Article 23. Remuneration for Auditor

Remuneration for auditor shall be determined by the resolution of a general meeting of shareholders.

CHAPTER VI. ACCOUNTS

Article 24. Fiscal Year Period

The fiscal year period of the Company shall commerce on January 1 of each year and end on December 31.

Article 25. Distribution of Dividends

Dividends on shares shall be paid to shareholders or registered pledgees appearing on the Register of Shareholders as of the end of each fiscal year.

Article 26. Forfeiture of Dividends

In case the dividends have not been received within three (3) years from the day of commencement of payments, the Company shall be released from obligation of the payment.